Exhibit 5.1

December 1, 2016

WildHorse Resource Development Corporation

9805 Katy Freeway, Suite 400

Houston, Texas 77024

Ladies and Gentlemen:

We have acted as counsel for WildHorse Resource Development Corporation, a Delaware corporation (the “Company”), in connection with the proposed offer and sale (the “Offering”) by the Company, pursuant to a prospectus forming a part of a Registration Statement on Form S-1, Registration No. 333-214569, initially filed by the Company with the Securities and Exchange Commission on November 10, 2016 (such Registration Statement, as amended at the effective date thereof, being referred to herein as the “Registration Statement”), of up to 31,625,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Shares”).

Pursuant to the terms of a corporate reorganization that will be completed in connection with, and immediately prior to the consummation of, the Offering (i) the current owners of WildHorse Resources II, LLC (“WildHorse”) will exchange all of their interests in WildHorse for equivalent interests in WildHorse Investment Holdings, LLC (“WildHorse Investment Holdings”) and the current owners of Esquisto Resources II, LLC (“Esquisto”) will exchange all of their interests in Esquisto for equivalent interests in Esquisto Investment Holdings, LLC (“Esquisto Investment Holdings”), (ii) WildHorse Investment Holdings will contribute all of its interests in WildHorse to WHR Holdings, LLC (“WildHorse Holdings”), Esquisto Investment Holdings will contribute all of its interests in Esquisto to Esquisto Holdings, LLC (“Esquisto Holdings”) and the current owner of WHE AcqCo, LLC (“Acquisition Co.”) will contribute all of its interests in Acquisition Co. to Acquisition Co. Holdings, LLC (“Acquisition Co. Holdings”), (iii) WildHorse Holdings, Esquisto Holdings and Acquisition Co. Holdings will issue management incentive units to certain of the Company’s officers and employees and (iv) WildHorse Holdings, Esquisto Holdings and Acquisition Co. Holdings will contribute all of the interests in WildHorse, Esquisto and Acquisition Co., respectively, to us in exchange for an aggregate of 62,518,680 shares of our common stock (such transactions collectively, the “Reorganization”).

In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, (ii) the Amended and Restated Certificate of Incorporation of the Company, in the form filed as an exhibit to the Registration Statement, will have become effective, (iii) the Common Shares will be issued and sold in the manner described in the Registration Statement and the prospectus relating thereto, (iv) the Reorganization will have been consummated in the manner described in the Registration Statement and the prospectus relating thereto, and (v) a definitive underwriting agreement, in the form filed as an exhibit to

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December 1, 2016 Page 2

the Registration Statement, with respect to the sale of the Common Shares will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

For the purposes of giving the opinions contained herein, we have examined, among other things, (i) the form of Amended and Restated Certificate of Incorporation of the Company filed as an exhibit to the Registration Statement and the form of Amended and Restated Bylaws of the Company filed as an exhibit to the Registration Statement, (ii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Offering, (iii) the Registration Statement, and (iv) the form of underwriting agreement filed as an exhibit to the Registration Statement. We have also reviewed such questions of law and made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to matters of fact relevant to the opinions expressed herein, we relied upon certificates and other communications of corporate officers and representatives of the Company and certificates of public officials, without further investigation as to such matters of fact. In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the legal capacity of all individuals executing any of the foregoing documents.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that when the Common Shares have been delivered in accordance with a definitive underwriting agreement approved by the Board of Directors of the Company and upon payment of the consideration therefor provided for therein (not less than the par value of such Common Shares), such Common Shares will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited in all respects to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended, and the foregoing opinions are limited to the matters expressly stated herein, and no opinion is to be inferred or implied beyond the opinions expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the statements with respect to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.